Exhibit 3.27

[SEAL]

Nova Scotia

CERTIFICATE OF INCORPORATION

Companies Act

Registry Number

3087960

Name of Company

CASCADES NOVA SCOTIA COMPANY

I hereby certify that the above-mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

/s/	March 25, 2004
Agent of the Registrar of Joint Stock Companies	Date of Incorporation

MEMORANDUM OF ASSOCIATION
OF
CASCADES NOVA SCOTIA COMPANY

1.                                       The name of the Company is Cascades Nova Scotia Company.

2.                                       There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)                                  to sell or dispose of its undertaking, or a substantial part thereof;

(2)                                  to distribute any of its property in specie among its members; and

(3)                                  to amalgamate with any company or other body of persons.

3.                                       The liability of the members is unlimited.

I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.

/s/ Charles S. Reagh
Name of Subscriber: Charles S. Reagh
800-1959 Upper Water Street, Halifax, NS B3J 2X2
Occupation: Solicitor
Number of shares subscribed: One common share

TOTAL SHARES TAKEN: one common share
Dated this 25th day of March, 2004.

Witness to above signature:	/s/ Amy Smith
Name of Witness: Amy Smith
800-1959 Upper Water Street, Halifax, NS B3J 2X2
Occupation: Legal Assistant